Exhibit 99.2

ProBuild Holdings, Inc.

ProBuild Holdings, Inc.

Condensed Combined Balance Sheets

March 31, 2015 and December 31, 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$15,665	$9,385
Accounts receivable, less allowances of $12,726 and $12,504 at March 31, 2015 and December 31, 2014, respectively	414,558	443,829
Inventories, net	337,066	317,476
Other current assets	21,444	20,494

Total current assets	788,733	791,184
Property and equipment, net	571,844	583,719
Goodwill	1,026,159	1,026,159
Other Assets	6,915	8,384

Total assets	$2,393,651	$2,409,446

Liabilities and Equity
Current liabilities
Accounts payable	$292,583	$288,707
Accrued expenses and other current liabilities	209,437	252,436
Current maturities of notes payable and lease obligations	6,269	6,109

Total current liabilities	508,289	547,252
Long-term liabilities
Notes payable and lease obligations, net of current maturities	1,327,888	1,281,305
Other long-term liabilities	19,838	21,085

Total liabilities	1,856,015	1,849,642

Commitments and contingencies (Note 8)
Stockholder’s equity
Common stock	5	5
Additional paid-in capital	869,218	869,218
Accumulated deficit	(815,485)	(810,583)

Total ProBuild Holdings, Inc. stockholder’s equity	53,738	58,640
Noncontrolling interests	483,898	501,164

Total equity	537,636	559,804

Total liabilities and equity	$2,393,651	$2,409,446

The accompanying notes are an integral part of these combined financial statements.

ProBuild Holdings, Inc.

Condensed Combined Statements of Operations

Three Months Ended March 31, 2015 and 2014

	2015	2014
	(unaudited) (in thousands of dollars)

Net sales	$913,140	$908,444
Cost of goods sold	676,286	677,799

Gross margin	236,854	230,645

Operating expenses, excluding depreciation and amortization	233,915	248,747
Depreciation expense	12,300	11,760
Amortization expense	988	3,415

Total operating expenses	247,203	263,922

Loss from operations	(10,349)	(33,277)
Interest expense	(12,878)	(13,655)
Other income	3,046	3,092

Loss before income tax expense	(20,181)	(43,840)
Income tax expense	866	776

Net loss from operations	(21,047)	(44,616)
Less: Loss attributable to the noncontrolling interests	(16,145)	(41,885)

Net loss attributable to ProBuild Holdings, Inc.	$(4,902)	$(2,731)

The accompanying notes are an integral part of these combined financial statements.

ProBuild Holdings, Inc.

Condensed Combined Statements of Comprehensive Income

Three Months Ended March 31, 2015 and 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Net loss	$(21,047)	$(44,616)

Other comprehensive loss
Pension adjustment	(1,121)	—

Other comprehensive loss	(1,121)	—

Total comprehensive loss	(22,168)	(44,616)
Less: Comprehensive loss attributable to noncontrolling interests	(17,266)	(41,885)

Comprehensive loss attributable to ProBuild Holdings, Inc.	$(4,902)	$(2,731)

The accompanying notes are an integral part of these combined financial statements.

ProBuild Holdings, Inc.

Condensed Combined Statements of Cash Flows

Three Months Ended March 31, 2015 and 2014

	2015	2014
	(unaudited) (in thousands of dollars)
Cash flows from operating activities
Net loss	$(21,047)	$(44,616)
Adjustments to reconcile net loss to cash flows from operating activities
Depreciation	13,664	13,076
Amortization of intangible assets	988	3,416
Bad debts, net of recoveries	463	540
Loss on sales and impairment of property and equipment	(927)	(1,040)
Deferred taxes	(482)	(99)
Noncash interest	540	540
Unfunded pension obligation	(879)	(593)
Other	(1,452)	(1,183)
Changes in assets and liabilities
Accounts receivables, net	28,808	15,999
Inventories, net	(19,590)	(44,769)
Prepaid expenses and other current assets	(950)	(1,565)
Accounts payable	16,130	23,329
Accrued expenses and other current liabilities	(42,561)	(43,647)

Net cash used by operating activities	(27,295)	(80,612)

Cash flows from investing activities
Increase in notes receivable and investments	(60)	(222)
Additions to property and equipment	(5,840)	(15,617)
Proceeds from sale of property and equipment	710	1,095

Net cash used in investing activities	(5,190)	(14,744)

Cash flows from financing activities
Decrease in checks outstanding	(12,254)	(7,079)
Proceeds from long-term debt	244,449	347,375
Payments on long-term debt and capital lease obligations	(193,430)	(244,844)

Net cash provided by financing activities	38,765	95,452

Net increase in cash and cash equivalents	6,280	96
Cash and cash equivalents
Beginning of quarter	9,385	14,343

End of quarter	$15,665	$14,439

The accompanying notes are an integral part of these combined financial statements.

ProBuild Holdings, Inc.

Notes to Condensed Combined Financial Statements

(unaudited)

1.	Organization and Summary of Significant Accounting Policies

Organization and Description of Business

ProBuild Holdings, Inc. and subsidiaries and commonly controlled companies combined here within (“PBHI”) are owned by ProBuild Capital LLC, which is, in turn, owned by FMR LLC and a FMR LLC related party entity, ProBuild Investors LLC (collectively referred to herein as the “Investors”).

PBHI is a leading supplier of building materials, manufactured components, and construction services to professional contractors, subcontractors, and consumers. At March 31, 2015, PBHI operated locations in 40 states across the United States. PBHI sells a broad selection of building materials including lumber, plywood, OSB, gypsum wallboard and other drywall products, millwork, trusses, roofing, acoustical materials, siding products, insulation materials, metal specialties, hardware, and tools. PBHI’s manufactured products include trusses, wall panels, millwork, and pre-hung door and window fabrication. PBHI also provides construction services which include framing and installation of other products.

These financial statements also include the accounts of a consolidated affiliate, ProBuild Real Estate Holdings, LLC (“PBRE”), which is a wholly owned subsidiary of ProBuild Capital LLC and owns properties that are leased to PBHI. PBRE is considered a variable interest entity (“VIE”) for which PBHI directs activities and absorbs losses related to property sales and disposals and, as such, PBHI consolidates the results of PBRE. Related party earnings from operations have been eliminated in the preparation of these combined financial statements and all remaining PBRE income is reflected on the accompanying combined statements of operations as noncontrolling interests.

In the opinion of management, the accompanying unaudited condensed combined financial statements include all recurring adjustments and normal accruals necessary for a fair presentation of PBHI’s financial position, results of operations and cash flows for the dates and periods presented. Results for interim periods are not necessarily indicative of the results to be expected during the remainder of the current year or for any future period. All significant intercompany accounts and transactions have been eliminated in combination.

The condensed combined balance sheet as of December 31, 2014 is derived from the audited combined financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. This condensed combined balance sheet as of December 31, 2014 and the unaudited condensed combined financial statements included herein should be read in conjunction with the more detailed audited combined financial statements for the year ended December 31, 2014. Accounting policies used in the preparation of these unaudited condensed combined financial statements are consistent with the accounting policies described in the Notes to Combined Financial Statements included in our audited financial statements as of and for the year ended December 31, 2014.

Certain prior period amounts have been reclassified to conform with the current period condensed presentation. Nontrade receivables have been reflected in accounts receivable, insurance recoveries have been reflected in other current assets and checks outstanding have been reflected in accounts payable in the condensed combined balance sheet at March 31, 2015 and December 31, 2014. These reclassifications did not have an impact on current or total assets and liabilities for the periods presented.

2.	Inventory

Inventory consists principally of building materials finished goods and is carried at the lower of cost or market. Cost is determined using the last-in, first-out method. Had the first-in, first-out method been used to value inventory at March 31, 2015 and December 31, 2014, inventory would have been approximately $52.2 million higher at March 31, 2015 and December 31, 2014, with no impact on pre-tax loss for the three months ended March 31, 2015 and 2014. Inventory is reported net of allowances for shrink, obsolescence, and net realizable value. As of March 31, 2015 and December 31, 2014, inventory allowances were $8.8 million and $7.9 million, respectively.

3.	Property and Equipment

Property and equipment as of March 31, 2015 and December 31, 2014 is as follows:

	2015	2014
	(in thousands of dollars)
Land	$195,357	$196,260
Buildings and improvements	332,403	330,857
Equipment and fixtures	558,399	555,048
Assets held-for-sale	10,016	9,683
Construction in progress	10,645	17,818

	1,106,820	1,109,666
Less: Accumulated depreciation	(534,976)	(525,947)

Property and equipment, net	$571,844	$583,719

Included in property and equipment are certain assets held under capital leases and lease finance obligations. These assets are recorded at the present value of minimum lease payments and include land, buildings and equipment. The following balances held under capital lease and lease finance obligations, net of accumulated amortization of $50.1 million and $49.7 million as of March 31, 2015 and December 31, 2014, respectively, are included on the accompanying combined balance sheets:

	2015	2014
	(in thousands of dollars)
Land	$140,672	$142,087
Buildings and improvements	115,881	119,124
Equipment and fixtures	10,463	10,959

	$267,016	$272,170

Depreciation expense for the three months ended March 31, 2015 and 2014 was $13.7 million and $13.1 million, respectively, of which $1.4 million and $1.3 million, respectively, related to manufacturing and distribution centers and was included in cost of goods sold.

No impairments were recognized on the held-for-use assets at March 31, 2015 and December 31, 2014. For the three months ended March 31, 2015 and 2014, PBHI recognized impairment gains related to increases in the fair value, less cost to sell, of assets held-for-sale in the amounts of $0.4 million and $0.6 million, respectively.

4.	Notes Payable and Lease Finance Obligations

Notes payable and lease finance obligations as of March 31, 2015 and December 31, 2014 consist of the following:

	2015	2014
	(in thousands of dollars)
Related party notes payable	$685,000	$685,000
Revolving credit facilities	355,282	302,932
Lease finance obligations	286,414	290,902

Total notes payable	1,326,696	1,278,834
Less:
Current portion - 3rd party notes payable	(888)	(886)

Total long term notes payable	$1,325,808	$1,277,948

5.	Income Taxes

The effective tax rates for the three months ended March 31, 2015 and 2014 were (4.3%) and (1.8%), respectively, which differs from the statutory rate of 35% principally due to state and local taxes, a valuation allowance and losses allocated to noncontrolling interests.

Based on the weight of positive and negative evidence, a valuation allowance on substantially all of the net deferred tax assets was recorded as of March 31, 2015 and December 31, 2014 in the amount of $267.9 million and $267.6 million, respectively. Realizability of the deferred tax assets could change if estimates of future taxable income change. To the extent taxable income is generated in future periods, these tax benefits will be realized and will reduce the future effective tax rate.

6.	Related Party Transactions

For the three months ended March 31, 2015 and 2014, PBHI incurred interest expense of $3.4 million and $3.8 million, respectively, on related party debt. As of March 31, 2015 and December 31, 2014, PBHI had $9.1 million and $5.0 million, respectively, of cash invested in an overnight money market instrument with a related party.

7.	Employee Retirement and Benefit Plans

Retirement Plan

PBHI terminated The ProBuild Retirement Plan as of January 30, 2015 and concurrently completed plan measurements resulting in an adjustment to its unfunded postretirement liabilities to reflect the unfunded status of the plans. This adjustment, along with the postretirement benefit expense, resulted in another comprehensive loss of $1.1 million for the three months ended March 31, 2015. Further, PBHI contributed $2.0 million to the Retirement Plan during 2015, and upon IRS approval of the plan termination expects to fund any required additional final contributions to fully fund all plan benefits. Also, upon IRS approval of the termination and liquidation of the Retirement Plan, any remaining unamortized comprehensive loss will be recognized in PBHI’s combined statements of operations. Expected benefit payments in 2015 are $8.1 million with distribution of all remaining plan benefits to be made upon IRS approval.

8.	Commitments and Contingencies

PBHI is a party to certain disputes arising in the ordinary course of business. Such disputes may include product liability, warranty claims, general contractual liabilities, employment matters, intellectual property disputes, environmental and other matters. Management does not believe the ultimate outcome of these matters will materially affect PBHI’s financial position, cash flows or results of operations.

9.	Noncontrolling Interest

Noncontrolling interests represent third-party ownership in consolidated VIEs in which PBHI is determined to be the primary beneficiary. Below is an equity roll forward of the noncontrolling interests which identifies the balances between PBH LLC and other VIEs:

	Noncontrolling Interests (in thousands of dollars)
	PBH LLC	PBRE	Total

Balances at December 31, 2014	$396,106	$105,058	$501,164

Net (loss) income	(17,240)	1,095	(16,145)
Other comprehensive (loss)
Pension adjustment	(1,121)	—	(1,121)

Total comprehensive (loss) income	(18,361)	1,095	(17,266)
Balances at March 31, 2015	$377,745	$106,153	$483,898

10.	Subsequent Events

PBHI evaluated subsequent events through May 28, 2015.

On April 13, 2015, PBHI signed a Securities Purchase Agreement with Builders FirstSource, Inc. as the acquirer in an all-cash transaction with a purchase price of $1.625 billion. The transaction is expected to close in the second half of 2015.